Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Sono-Tek Corporation on Form S-8 (File No. 333-216504), and Form S-3 (File No. 333-267067) of our report dated May 25, 2023 with respect to our audit of the consolidated financial statements as of and for the year ended February 28, 2023, which report is included in this Annual Report on Form 10-K of Sono-Tek Corporation for the year ended February 28, 2023.

/s/ Marcum llp

Marcum llp

East Hanover, New Jersey

May 25, 2023